EXHIBIT 2.1

                             JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the "Agreement") made and entered into this 16th day of December, 2006 (the "Execution Date")

BETWEEN

                           A4 BAR CATTLE COMPANY LTD.,
              a company incorporated under with the laws of Alberta

                                                               OF THE FIRST PART
                                      and

                           HYBRID FUELS (CANADA) INC.,
            a company incorporated under the laws of British Columbia

                                                              OF THE SECOND PART

           (individually the "Member" and collectively the "Members").

WHEREAS:

A. WHEREAS Agokan Developments Incorporated ("Agokan"), a company incorporated pursuant to the laws of the Province of Alberta, has been negotiating on behalf of the A4 Bar Cattle Company Ltd. ("A4") and Hybrid Fuels (Canada) Inc. ("HFC") towards establishing a Joint Venture between the two above named Companies and it is recognized and accepted that Agokan will continue to act in professional and technical support.

B. WHEREAS it is understood that all contractual arrangements, negotiations and agreements in all future First Nations dealings are the responsibility of Agokan/A4.

C. WHEREAS Agokan and A4 agree to negotiating the financing of development and establishment of the Siksika A4 Bar Farm Operations Project pilot facilities (the "Project") for the Joint Venture between A4 Bar and HFC.

D. WHEREAS Agokan and A4 agree to undertake negotiations for the financing of construction, allocation, and operation of properties on other First Nation lands in Canada and the United States of America.

E. WHEREAS HFC have developed and hold proprietary rights, Trade Marks and/or Patents on various mechanical devices, techniques and procedures which form and become an essential part of the Joint Venture for commercial development on First Nation Lands to the benefit of the Joint Venture.

F. WHEREAS A4, a multi-disciplinary team of professionals with solid corporate expertise combined with years of hands-on technical and management experience with various First Nations, Canadian and American companies,


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     will assume the responsibility that the Joint Venture will be operated at all times in full compliance with all applicable laws of the First Nation, and will provide or arrange for rights of ingress and egress at all times to the Joint Venture properties by anyone legally entitled to such rights.

G. WHEREAS it is understood by both parties that One Unit will be comprised of twenty complete farm operations with barn capacity of 400 head per bar and one packing plant. It is also understood and agreed that out of necessity A4 will be the designee/operator for purposes of implementing the Joint Venture agreement as a Siksika Pilot Project. It is also understood that the Siksika Pilot Project will lead to the establishment of other Farm Operations on other First Nations Lands with local designee/operators and that A4 alone holds the right of choice and selection for all such operations.

H. WHEREAS it is understood and agreed First Nations may open and operate retail butcher shops where desired and will be owned exclusively by First Nations, and these butcher shops will be guaranteed rights of "first supply" should there be shortages.

I. WHEREAS it is one of the intentions of the Joint Venture that provisions will be made for a human resources strategy for the training and employment of skilled persons. The only caveat being that all A4 employees must be aptly qualified for such employment under A4 Farm Operations. A4 Bar will coordinate education and training programs with educational establishments, or any other post-secondary educational institution, so as to ensure that those employees wanting to be educated and trained in the fields relating to Projects mentioned can do so;

J. WHEREAS the Parties wish to enter into an association of mutual benefit and agree to jointly invest and set up a joint venture enterprise;

IN CONSIDERATION OF and as a condition of the Members entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the parties to this Agreement agree as follows:

Formation
---------

1. By this Agreement the Members enter into a joint venture (the "Venture") in accordance with the laws of the Province of Alberta. The rights and obligations of the Members will be as stated in the applicable legislation of the Province of Alberta except as otherwise provided here.

Name
----

2. The business name of the Venture will be Siksika A4 Bar Farm Operations Project.


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Purpose
-------

3. The purpose of the Venture is to provide for the construction and operation of two barns to be built on lands within the Siksika Nation occupied by Allan Wolfleg, a member of the Siksika Nation, and which shall house a cattle operation operated by A4 Bar Farm Operations. The Venture will see the construction of the two barns to demonstrate and prove the practicality of both the "EcoSolve System" and the "Hybrid System" and their worth as an Indian reserve-based operation.

     The proposed operations are designed and expected to produce weight gains of approximately 4 pounds daily per animal, each bar is to produce approximately 1650 litres of wet ethanol per day and operate turbine generators having an approximate 1 megawatt yield. Each barn will hold approximately 400 head and have an internal hydroponic green barley grass growing system designed to produce a ration of approximately 12 pounds daily per head.

     A4 will finish 400 head in each barn every cycle of approximately 4 months and will be housed in atmospheric controlled barns equipped with fly control devices and fed a diet of distillers dried grains and brewers mash. A packing house is planned to be built less than 25 miles from the barns to prevent any shipping stress.

     The proposed Siksika A4 Bar Farm Operations will provide innovative alternative approaches to economic and community development on First Nation lands. If the proposed operations prove to be profitable, the Members plans to expand future operations with other First Nations shall be governed by this Agreement. It is intended to facilitate and assist First Nations to achieve economic self-sufficiency and independence and accommodate First Nation realities within a framework of First Nation philosophies and principles.

Term
----

4. The Venture will begin on December 16th, 2006 and will continue to be in full force until terminated as provided by this Agreement.

Place of Business
-----------------

5. The principal office and legal address of the business of the Venture will be located at SW 1/420-22-23 W4M, P.O. Box 1459, Siksika, Alberta, TOJ 3W0 or such other place as the Members may from time to time designate.

Business Management
-------------------

6. The Venture will be directed, controlled and managed by a management committee (the "Management Committee"). Within the limits of the Purpose of the Venture and the terms of this Agreement, the Management Committee will have full authority to bind the Members in all matters relating to the direction, control and management of the Venture.


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     Authority to bind the Venture in contract or in any third party business relationship lies exclusively with the Management Committee, or its delegate.

7. Each Member will have a vote in the Management Committee as defined in the Voting section of this Agreement. The Management Committee will consist of two representatives (the "Representatives") on behalf of A4, and one representative on behalf of HFC. Each Representative will have the authority to bind their respective Member in decisions relating to the Venture. Each Member may replace a Representative or appoint a temporary alternate at its own discretion on reasonable notice to the remaining Members.

8. All actions and decisions respecting the appointment of an accounting firm for the Venture require the consent and agreement of a majority of the Management Committee.

9. A General Manager may be appointed where necessary or desirable. Duties of the General Manager will be determined by the Management Committee.

Capital Contributions
---------------------

10. Each of the Members has contributed to the capital of the Venture, in cash or property in agreed upon value, as follows (the "Capital Contribution"):

         Member                  Contribution Description        Agreed Value
--------------------------------------------------------------------------------
A4 Bar Cattle Company Ltd     Land, cattle, construction and   $9,000,000.00 CAD
                              operation of facility
--------------------------------------------------------------------------------
Hybrid Fuels (Canada) Inc.    Proprietary Technology           $9,000,000.00 CAD
--------------------------------------------------------------------------------

11. Each Member will contribute its respective capital contributions fully and on time according to the following schedule:


         Member                             Contribution Schedule
--------------------------------------------------------------------------------
A4 Bar Cattle Company Ltd          The construction of two barns on land
                                   occupied by A4 shall be started in the spring
                                   of 2007. A4 will use its best efforts to have
                                   the barns populated by cattle by the summer
                                   of 2007.
--------------------------------------------------------------------------------
Hybrid Fuels (Canada) Inc.         HFC shall deliver to A4 an agreement to
                                   provide proprietary technology by the spring
                                   of 2007.
--------------------------------------------------------------------------------

Duties of Members
-----------------

12.  Each Member will be responsible for its respective duties as follows:


         Member                                Duties Description
--------------------------------------------------------------------------------

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A4 Bar Cattle Company Ltd          A4 shall be obligated to finance, and build
                                   two barns on the Siksika Nation, and to
                                   populate the barns with cattle. A4 shall
                                   operate the project on a day to day basis,
                                   including use of the EcoSolve Systems
--------------------------------------------------------------------------------
Hybrid Fuels (Canada) Inc.         HFC shall provide proprietary technology,
                                   including the Hybrid System.
--------------------------------------------------------------------------------

13. Duties of Members may be amended, from time to time, by decision of the Management Committee, provided that the Members' interests are not affected except with the unanimous consent of the Members.

Excise Canada
-------------

14. It is understood and agreed by all parties that HFC's participation is constrained always by regulations made from time to time by Excise Canada (which controls all aspects of rights of distillation and ownership of equipment and paraphernalia pertaining to alcohol production) and/or its' equivalent Agency in the United States.

15. No changes to ownership and operation of any individual plant may be made absent compliance with regulations of Excise Canada affecting alcohol production.

Proprietary Technology
----------------------

16. The parties agree that the proprietary technology is pivotal to the success of the entire integrated operation and that the physical assets are incidental to the proprietary technology.

Withdrawal of Capital
---------------------

17. No Member will have the right to demand or withdraw any portion of their capital contribution without the express written consent of the remaining Members.

18. The Members will not be personally liable for the return of all or part of the capital contributions of a Member, except as otherwise provided in this Agreement.

Additional Capital
------------------

19. Capital Contributions may be amended from time to time, according to the requirements of the Joint Venture, by decision of the Management Committee, provided that the Members' Interests are not affected, except with the unanimous consent of the Members.

20. Any advance of money to the Venture by any Member in excess of the amounts provided for in this Agreement or subsequently agreed to as an Additional Capital Contribution will be deemed a debt due from the Venture rather than an increase in Capital Contribution of the Member. This liability will be repaid with interest at such rates and times to be determined by a majority of the Members. This liability will not entitle the lending Member to a greater voting power. Such debts may have preference or priority over any


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     other payments to Members as may be determined by a majority of the
     Members.

Capital Accounts
----------------

21. An individual capital account will be maintained for each Member and their initial Capital Contribution will be credited to this account. Any additional, approved contributions to the Venture's capital made by a Member will be credited to that Member's individual Capital Account.

Interest on Capital
-------------------

22. No borrowing charge or loan interest will be due or payable to any Member on any Capital Contribution or on their Capital Account despite any disproportion that may from time to time arise among the Capital Accounts of the Members.

Ownership, and Share of Profits and Losses
------------------------------------------

23. The Project is being built on lands occupied by Allan J. Wolfleg. A4, with its Joint Venture partners, shall be responsible for the construction and operation of the barns, as well as the purchase of all cattle, and for any financing required by the Project. Upon completion of construction, Allan
     J. Wolfleg shall be the owner of the barns and any other improvements made upon his lands.

24. HFC shall be responsible for providing the proprietary technology required including the Hybrid System.

25. A separate agreement or amendment to this Agreement shall be entered into as between the Members to set out the methodology and structure of dividing profits and losses between the Members.

Books of Account
----------------

26. Accurate and complete books of account of the transactions of the Venture will be kept by a person to be designated by the Management Committee and at all reasonable times shall be available and open to inspection and examination by any Member.

27. The Books of Account will be kept in accordance with generally accepted accounting principles.

Fiscal Year
-----------

28. The fiscal year is to be determined by the Management Committee as soon as practicable.


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Bank Accounts
-------------

29. The funds of the Venture will be placed in such investments and banking accounts as will be designated by the Members. Venture funds will be held in the name of the Venture and will not be commingled with those of any other person or entity.

Management Duties
-----------------

30. Duties and obligations of the Management Committee in relation to the Venture will include the following:

          a. Establishing policy with regard to achieving the purpose and objectives of the Venture.
          b.   Managing the day to day business of the Venture.
          c. Monitoring, controlling and directing the financial, business and operational affairs of the Venture.
          d.   Proper maintenance of books of account and financial records according to generally accepted accounting practices.
          e.   Monitoring, analyzing and acting on all issues over which it would have express or implied authority according to this
               Agreement.
          f. All responsibilities attached to hiring of production and administration staff including any required labor negotiations. All responsibilities attached to hiring of third party contractors.

Meetings
--------

31. Regular management meetings will be held annually. Minutes of the meeting will be maintained on file.

32. Any Member can call a special meeting to resolve issues that require a vote, as indicated by this Agreement, by providing all Members with reasonable notice. Where a special meeting has been called, the meeting will be restricted to the specific purpose for which the meeting was held.

33. All meetings will be held at a time and in a location that is reasonable, convenient and practical considering the situation of all Members. Meetings may be held by telephone by agreement of the Management Committee.

Amendments
----------

34. The Venture may, at any time, amend this Agreement by unanimous agreement of the Members in writing, such consent not to be unreasonably withheld.

Admitting a New Member
----------------------

35. New Members may be admitted into the Venture only with the unanimous consent of the existing Members. The new Member agrees to be bound by all the covenants, terms, and conditions of this Agreement, inclusive of all


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     current and future amendments. Further, a new Member will execute such documents as are needed or required for this admission. Any new Member will receive a business interest in the Venture as determined by all other Members.

Termination of a Member
-----------------------

36. Where a Member is in breach of this Agreement and said Member has not remedied the breach on notice from the Venture and after a reasonable period then the remaining Members will have the right to terminate this Agreement with regard to the individual defaulting Member (an "Involuntary Withdrawal") and take whatever action necessary to protect the interests of the Venture.

37. If the Venture is harmed as the result of an act or failure to act of an individual Member then the said Member alone will be liable for said harm. If more than one Member is at fault then they will be jointly and severally liable for said harm.

38. Each Member will indemnify the other Members against all losses, costs and claims that may arise against them in the event of the Venture being terminated as a result of a breach of the Agreement by the said Member.

39. If a Member is placed in bankruptcy, or withdraws voluntarily from the Venture, or ceases to be a Member by Operation of Law, the other Members will be entitled to proceed as if the Member had breached this Agreement.

40. Distribution of any amount owing to a terminated Member will be made according to the percentage of ownership as described in the Valuation of Interest or as otherwise may be agreed in writing by the Members.

Dissolution of the Joint Venture
--------------------------------

41. Upon dissolution, all buildings (fixed assets) and improvements to real property shall remain the property of Allan Wolfleg, and any and all equipment associated with ethanol manufacture or recovery must remain the property of HFC to be destroyed or moved to another operation under the supervision of Excise Canada. A separate agreement or amendment to this Agreement shall be entered into as between the Members to determine the division and allocation of all other assets and liabilities upon dissolution of the Venture.

42. The Venture will be dissolved and its assets liquidated only in the event that the Venture becomes bankrupt or insolvent or the Members agree to establish a new form of business organization to replace the Venture.

Liquidation
-----------

43. The Venture will be liquidated promptly and within a reasonable time on dissolution of the Venture.


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Valuation of Interest
---------------------

44. In the absence of a written agreement between the Members, the value of the Venture will be determined based on the fair market value appraisal of all Venture assets (less liabilities) in accordance with generally accepted accounting procedures by an independent accounting firm agreed to by all Members. An appraiser will be appointed within a reasonable period of the date of withdrawal or dissolution. The results of the appraisal will be binding on all Members. The intent of this section is to ensure the survival of the Venture despite the withdrawal of any individual Member.

45. No allowance will be made for goodwill, trade name, patents or other intangible assets, except where those assets have been reflected on the Venture books immediately prior to valuation.

Appointment of a Receiver
-------------------------

46. Forthwith, after the Members are unable to agree upon an independent accounting firm as set out above in paragraph 44 for a period of 30 days, either Member may apply to a court of competent jurisdiction to appoint a receiver, who shall be a member in good standing of the Canadian Institute of Chartered Accountants and a member of an accounting firm which is not the Accountant to the Venture or to any Member (the "Receiver"). The Receiver shall wind up the affairs of the Venture in accordance with this Agreement and while doing so may take possession of, manage, and operate any or all of the assets of the Venture and will have all necessary power and authority of the Members to do so. The Receiver is entitled to reasonable fees and disbursements incurred in carrying out the duties of Receiver.

47. In liquidating the assets of the Venture, the Receiver shall concurrently offer the assets of the Venture to each Member for a period of 15 days. If a Members wishes to acquire all or a portion of the assets of the Venture it shall submit a sealed bit to the Receiver within the time period required. If more than one bid is received by the Receiver for the same assets the highest bid shall be accepted.

48. The Receiver shall sell any assets of the Venture remaining after completion of the procedure outlined in paragraph 47 and use all reasonable efforts to obtain offers at the highest price available in the market from the general public.

49. The proceeds from the sale of Venture assets shall be distributed as follows: firstly to payment of all debts and liabilities of the Venture including any amounts owed to the Members for goods and services provided to the Venture and all expenses of liquidation; secondly, to set up such cash reserves, if any, as the Receiver may deem reasonably necessary for any contingent liabilities or obligations of the Venture and such cash reserves, to the extent no longer necessary, shall be distributed; thirdly, such balance if any, to the Members in proportion to their respective profit interest, and if the proceeds from the sale of the assets of the Venture are insufficient to satisfy payments of debts and liabilities the parties shall contribute the amount of such deficiency in proportion to their respective profit interest.


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Transfer of Venture Interest
----------------------------

50. A Member will not in any way alienate or transfer their interest in the Venture or its assets to any third party, without the express consent of all Members. Any such prohibited transfer, if attempted, will be void and without force or effect.

Voting
------

51. Any management vote will be determined such that each Representative of the Management Committee is entitled to cast one vote.

Force Majeure
-------------

52. A Member will be free of liability to the Venture where the Member is prevented from executing their obligations under this Agreement in whole or in part due to force majeure where the Member has communicated the circumstance of said event to any and all other Members and taken any and all appropriate action to mitigate said event. Force majeure will include, but not be limited to, earthquake, typhoon, food, fire, and war or any other unforeseen and uncontrollable event.

Competition
-----------

53. Neither of the Members or their directors, officers, or representatives shall be restricted in any way, other than as expressly set out herein, from continuing existing business activity, or from carrying on activities under existing joint ventures to which the Member is a party, whether or not such activities are in competition with the work contemplated to be performed by the Members in this Joint Venture.

Relationship of Members
-----------------------

54. The rights and obligations of the Members hereunder shall be several and shall not be, or be construed to be, either joint or joint and several. Nothing contained in this Agreement, shall, except to the extent specifically authorized under this Agreement, be deemed to constitute a Member a partner an agent or a legal representative of any other Member. It is intended that this Agreement shall not create the relationship of a partnership between the Members and that no act done by any Member pursuant to the provisions of this Agreement shall operate to create such a relationship. The rights and remedies granted by the Partnership Act of Alberta specifically do not apply.

55. The Members further agree that neither Member may bind the other without the specific consent of the other. Nothing in this Agreement should be construed or interpreted to impose or create mutual agency as between A4 and HFC. Claims by third parties arising out of the activities of the Joint Venture or on behalf of the Joint Venture, shall be borne by the Members in proportion to their Ownership Interests and Members or parties to this Agreement shall have a right of contribution therefore against one another.


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Duty of Loyalty
---------------

56. Provided a Member has the consent of the other Members, the Members to this Agreement and their respective affiliates may have interests in businesses other than the Joint Venture business. Neither the Venture nor any other Member will have any rights to the assets, income or profits of any such business, venture or transaction. Any and all businesses, ventures or transactions with any appearance of conflict of interest must be fully disclosed to all other Members. Failure to disclose any potential conflicts of interest will be deemed an Involuntary Withdrawal by the offending Member and may be treated accordingly by the remaining Members.

Confidentiality
---------------

57. All matters relating to this Agreement and the Venture will be treated by the Members as confidential and no Member will disclose or allow to be disclosed any said matter or matters, directly or indirectly, to any third party without the prior written approval of all Members, including any information, reports, financial data and other records relating to the Venture or the business of any of the Members, except where the information properly comes into the public domain.

58. Disclosure may be made if required to comply with any law or is made to legal advisors, auditors or in court or arbitration proceedings, or if such disclosure is made to a consultant, lender, or financial advisor provided the intended recipient of such information shall be required by such Member to give a written confidentiality undertaking, in a form approved by all Members, directed to each Member, or if such disclosure is required to be made by either party pursuant to any contractual obligation pursuant to this Agreement.

59. This section will survive for 2 years after the expiration or termination of this Agreement or dissolution of the Venture.

Language
--------

60. This Agreement and all other notices and agreements required by the Venture will be written and interpreted exclusively in English.

Insurance
---------

61. The Venture will insure all its assets against loss where reasonable and standard practice in the industry.

Indemnification
---------------

62. Each Member will be indemnified and held harmless by the Venture from any and all harm or damages of any nature relating to the Member's participation in Venture affairs except where the said harm or damages results from gross negligence or willful misconduct on the part of the Member.


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Liability
---------

63. The Member will not be liable to the Venture or to any other Member for any error in judgment or any act or failure to act where made in good faith. The Member will be I only for any and all acts or failures to act resulting from gross negligence or willful misconduct.

Liability Insurance
-------------------

64. The Venture may acquire insurance on behalf of any Member, employee, agent or other person engaged in the business interest of the Venture against any liability asserted against them or incurred by them while acting in good faith on behalf of the Venture.

Covenant of Good Faith
----------------------

65. Members will use their best efforts, fairly and in good faith to facilitate the success of the Venture.

Joint Venture Property
----------------------

66. Where allowed by statute, title to all Joint Venture property, including intellectual property, will remain in the name of the Joint Venture. Where joint ventures are not recognized by statute as separate legal entities, Joint Venture property, including intellectual property, will be held in the name of one or more Members. In all cases Joint Venture property will be applied by the Members exclusively for the benefit and purposes of the Joint Venture and in accordance with this Agreement.

Jurisdiction
------------

67. The Members submit to the jurisdiction of the courts of the Province of Alberta for the enforcement of this Agreement or any arbitration award or decision arising from this Agreement.

Assignment of Interest
----------------------

68. The rights and obligations of a Member are unique to the Joint Venture and may not be assigned without the expressed written consent of all remaining Members.

Mediation and Arbitration
-------------------------

69. In the event a dispute arises out of or in connection with this Agreement the parties will attempt to resolve the dispute through friendly consultation.

70. If the dispute is not resolved within a reasonable period then any or all outstanding issues may be submitted to mediation. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding


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     arbitration in accordance with the Siksika Arbitration process in place at the Siksika Nation. The arbitrator's award will be final, and judgment may be entered upon it by any court having jurisdiction within the Province of Alberta.

Warranties
----------

71. All Members represent and warrant that they have or shall use their best efforts to obtain all authority, licenses and permits to execute and perform this Agreement and their obligations under this Agreement and that the representative of each Member has been fully authorized to execute this Agreement.

72. Each Member represents and warrants that this Agreement is not in violation of any and all agreements and constitutional documents of the individual Member.

Definitions
-----------

73. For the purpose of this Agreement, the following terms are defined as follows:

          a. "Capital Contributions" means the capital contribution to the Joint Venture actually made by the parties, including property, cash and any additional capital contributions made.
          b. "Majority Vote" is any amount greater than one-half of the authorized votes.
          c. "Operation of Law" means any rights or duties that are cast upon a party by the law, without any act or agreement on the part of the individual including but not limited to an assignment for the benefit of creditors, a divorce, or a bankruptcy.

Miscellaneous
-------------

74. This Venture is termed a contractual joint venture and will not constitute a Partnership. Members will provide services to one another on an arms' length basis while remaining independent business entities. There will be no pooling of profits and losses. Each Member is responsible only for its own actions and will not be jointly or severally liable for the actions of the other Members.

75.  Time is of the essence in this Agreement.

76.  This Agreement may be executed in counterparts.

77. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.

78. Each term, covenant, condition, and provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or


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     unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

79. This Agreement contains the entire agreement between the parties. All negotiations and understandings have been included in this Agreement. Statements or representations which may have been made by any party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value in this Agreement. Only the written terms of this Agreement will bind the parties.

80. This Agreement and the terms and conditions contained in this Agreement apply to and are binding upon the Member's successors, assigns, executors, administrators, beneficiaries, and representatives.

81. Any notices or delivery required here will be deemed completed when hand-delivered, delivered by agent, or fourteen (14) days after being placed in the post, postage prepaid, to the parties at the addresses contained in this Agreement or as the parties may later designate in writing.

82. Unless expressly provided to the contrary in this Agreement, each and every one of the rights, remedies and benefits provided by this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law.

IN WITNESS WHEREOF the Members have duly affixed their signatures under hand and seal on this 16th day of December, 2006.


A4 Bar Cattle Company Ltd.

Per: /s/ Allan J. Wolfleg                        December 16, 2006
     --------------------                        -----------------
     Allan J. Wolfleg Sr., Chairman & CEO        Date

Per: /s/ Allan A Wolfleg                         December 16, 2006
     -------------------                         -----------------
     Allan A. Wolfleg Jr., President             Date

Per: /s/ Robert Simon                            December 16, 2006
     ----------------                            -----------------
     Robert Simon, Chief Financial Officer       Date

Per: /s/ Dan Wilson                              December 16, 2006
     --------------                              -----------------
     Dan Wilson, Director                        Date

Hybrid Fuels (Canada) Inc.


Per: /s/ Donald Craig                            December 16, 2006
     ----------------                            -----------------
     Sir Donald M. Craig, Director & CEO         Date

Per: /s/ Douglas Dickie                          December 16, 2006
     ------------------                          -----------------
     Douglas Dickie, Director                    Date

Per: /s/ Henrik Larsen                           December 16, 2006
     -----------------                           -----------------
     Henrik Larsen, Director                     Date

Per: /s/ Patrick White                           December 16, 2006
     -----------------                           -----------------
     Patrick White, Director                     Date